Exhibit 21.1

LIST OF SUBSIDIARIES

iPCS Wireless, Inc. (Incorporated in State of Delaware)

iPCS Equipment, Inc. (Incorporated in State of Delaware)

Bright PCS Holdings, Inc. (Incorporated in State of Delaware)

Horizon Personal Communications, Inc. (Incorporated in State of Ohio)

Bright Personal Communications Services, LLC (Organized in State of Ohio)